UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 15, 2016

DEEP DOWN, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-30351	75-2263732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8827 W. Sam Houston Pkwy N. Suite 100, Houston, TX 77040

(Address of principal executive offices) (Zip Code)

(281) 517-5000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4 – Matters Related to Accountants and Financial Statements

ITEM 4.02 - Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 15, 2016, management of Deep Down, Inc. (the “Company”), with the approval of the Audit Committee of the Board of Directors (the “Board”), concluded that the previously issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 (the “Prior Periods”) should no longer be relied upon because of errors related to the recognition of revenue with respect to a transaction between the Company and one of its customers (the “Transaction”).  In the financial statements included in the Forms 10-Q for the Prior Periods, the Company recognized revenue relating to the Transaction that should not have been recognized during the Prior Periods under generally accepted accounting principles and the SEC’s Staff Accounting Bulletin No. 101 – “Revenue Recognition in Financial Statements”. As a result, the Company expects to record an adjustment to reverse the misstated revenue and related receivable, which will result in a decrease to revenues recognized relating to the Transaction of $1,005,000 for the three months ended March 31, 2015 and $235,000 for the three months ended June 30, 2015, with corresponding decreases in net income.

The Company’s customer disputes that it has any obligation to pay the amounts referred above with respect to the Transaction. The Company and its customer have submitted this dispute for determination pursuant to binding arbitration.

Management has discussed the matters disclosed in this Current Report on Form 8-K with HEIN & Associates LLP, the Company’s independent registered public accounting firm. HEIN & Associates LLP has indicated that it concurs with the Company’s conclusions and intended actions.

Management is assessing the effect of the restatements on the Company’s internal control over financial reporting and disclosure controls and procedures and will report its conclusion regarding the Company’s internal control over financial reporting and the effectiveness of its disclosure controls and procedures in its Annual Report on Form 10-K for the year ended December 31, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2016

DEEP DOWN, INC.

By:	/s/ Eugene L. Butler
Eugene L. Butler Executive Chairman and Chief Financial Officer

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